EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT dated as of the 16th day of June, 2014.

BETWEEN:

1583412 Alberta Ltd.,a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Vendor")

- and -

Centor Energy Inc, a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

WHEREAS the Vendor, on behalf of the working interest participants that it represents, has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions
In this Agreement, including the recitals and the schedules attached hereto, the following terms shall have the respective meanings hereby assigned to them:
(a)	"Agreement" means this document, together with the Schedules attached hereto and made a part hereof.
(b)	"Assets" means the Oil Shale Rights, the Tangibles and the Miscellaneous Interests as described on Schedule “A”.
(c)

"Closing" means the exchange of Conveyance Documents at the Closing Date, as more particularly described in Clause 3.3, the delivery by the Purchaser to the Vendor of the Purchase Price and other amounts, as described in Clauses 2.2 and 2.3 and the transfer of the Assets by the Vendor to the Purchaser.

(d)	"Closing Date" means 10:00 a.m., on June 27, 2014 or any other convenient time and date as may be agreed to by the Parties.
(e)	"Conveyance Documents" means the documents described in Clause 3.3(a), which provide for the assignment, transfer or other disposition of the Assets to the Purchaser.

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(f)	"Effective Date" means the first day of April, 2014.
(g)

“G.S.T.” means the goods and services tax as provided for in the Excise Tax Act, R.S.C. 1985, c. E-15, as amended, or any successor or parallel provincial or federal legislation that imposes a tax on the recipient of goods or services supplied under this Agreement.

(h)

"Lands" means the lands set forth and described in Schedule "A", insofar as rights to the Oil Shale Substances underlying those lands are granted by the Leases but subject always to any restrictions as to Oil Shale Substances or geological formations set forth in Schedule "A" hereto.

(i)

"Leases" means the leases, licenses, permits and other documents of title set forth and described in Schedule "A", by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Oil Shale Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Oil Shale Substances removed from the Lands or any lands with which the Lands are pooled or unitized and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefore.

(j)

"Miscellaneous Interests" means, subject to any exclusions set forth elsewhere herein, the entire interest of the Vendor in and to all property, assets and rights on or with respect to the Lands, other than the Oil Shale Rights, the Tangibles, the Assets and the rights pertaining to the Oil Shale Rights, the Tangibles or any rights relating thereto, including, without limiting of the generality of the foregoing, the entire interest of the Vendor in:

(i)

all contracts, agreements and documents, to the extent that they relate directly to the Oil Shale Rights, the Tangibles including agreements for the sale, processing or transportation of Oil Shale Substances;

(ii)

all subsisting rights to enter upon, use and occupy the surface of any of the Lands, any lands upon which any Tangibles are located or any lands required to be crossed in order to gain access to any of the Lands or the Tangibles;

(iii)	the well bores respecting the Wells;
(iv)	all Oil Shale Substances produced beyond the wellhead but not sold and in storage or tanks at the Effective Date; and
(v)

copies of all books, records, documents, licenses, reports or data that relate directly to the Oil Shale Rights or the Tangibles, excluding any of the forgoing to the extent that they comprise the Vendor’s economic evaluations.

Except to the extent otherwise provided herein, however, the Miscellaneous Interests shall not include agreements, documents or data to the extent that: (i) they pertain to the Vendor’s proprietary technology or interpretations; (ii) they are owned or licensed by third parties with restrictions on their deliverability or disclosure by the Vendor to any assignee which is not an affiliate of the Vendor; or (iii) they are referred to specifically as exclusions in Schedule "A".

(k)	"Party" means a person, partnership or corporation, which is bound by this Agreement.
(l)	"Permitted Encumbrances" means:

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(i)	any encumbrances, overriding royalties, net profits interests, adverse claims and other burdens identified in Schedule "A";
(ii)	any preferential rights of purchase or any similar restriction applicable to any of the Assets identified in Schedule "A";
(iii)

any right reserved to or vested in any governmental or other public authority by the terms of any lease, license, franchise, grant or permit or by the Regulations to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition of the continuance thereof;

(iv)

easements, rights of way, road use agreements, crossing agreements, servitudes or other similar rights in land which do not materially impair the use or exploitation of the Assets or any of them, including, without in any way limiting the generality of the foregoing, rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

(v)

any rights of general application reserved to or vested in any governmental authority to levy taxes on Petroleum Substances or the income or revenue therefrom and governmental restrictions of general application on production rates from the Wells or on operations being conducted on the Lands;

(vi)

agreements for the sale of Oil Shale Substances, which either are terminable on not greater than thirty (30 days’ notice (without an early termination penalty or other cost) or are identified in Schedule "A";

(vii)	the Regulations and any rights reserved to or vested in any governmental or public authority to control or regulate any of the Assets in any manner;
(viii)

inchoate liens incurred or created as security in favour of the person who is conducting the development or operation of any of the Assets as regards the Vendor’s share of the costs and expenses thereof;

(ix)	inchoate mechanics’ builders’ and materialmans’ liens in respect of services rendered or goods supplied for which payment is not yet due;
(x)	the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests therein, and statutory exceptions to title;
(xi)	agreements and plans relating to pooling or unitization, provided that any unit agreement applicable to the Lands is identified in Schedule "A";
(xii)	the agreements respecting the processing, treating or transmission of Oil Shale Substances or the operation of wells by contract field operators identified in Schedule "A";
(xiii)

provisions for penalties and forfeitures under agreements as a consequence of nonparticipation in operations, provided that any such penalties or forfeitures which apply to the Assets as a result of the Vendor’s failure to participate in a particular operation prior to date hereof shall be identified in Schedule "A"; and

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(xiv)	liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any of the Assets.

(m)	"Oil Shale Rights" means the interests of the Vendor in and to the Lands and the Leases and as set out in Schedule “A”.
(n)

"Oil Shale Substances" means Oil Shale, including the existing cores,and every other mineral or substance, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Leases, insofar only as they pertain to the Lands.

(o)	“Person” means a natural person, firm, trust, pension plan, partnership, joint venture, association, corporation, government, government agency or any other entity.
(p)

"Purchase Price" means the monetary consideration payable by the Purchaser to the Vendor first set out in Clause 2.2, as modified by the adjustments and reductions provided for herein but for clarity, does not include any GST payable thereon.

(q)	"Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets.
(r)

“Right of First Refusal” means a right of first refusal, pre-emptive right of purchase or similar right granted to the Purchaser, in the event of any other Person making an offer on the Working or Royalty interests in this property being retained by the Vendor.

(s)	"Tangibles" means the interests of the Vendor in and to the tangible depreciable property, real property and assets, whether leased or owned, that are:

(i)

located within, upon or in the vicinity of the Lands and used, or intended for use, in connection with production, processing, gathering, storage, measurement, injection, treatment, transportation, removal or other operations respecting the exploitation of Oil Shale Substances within, upon, or under the Lands, including, without limitation, any of such which comprise inventory of the Vendor and including the well equipment and casing, if any, relating to the Wells; and

(ii)	any additional items, whether located on or off the Lands, that are indicated in Schedule "A" to be specifically included as Tangibles.

1.2	Schedules
The following Schedules are attached hereto and made part of this Agreement:
(a)

Schedule "A", which includes: (i) the Lands; (ii) the Leases; (iii) any agreements, documents or data which specifically are to be excluded from the Miscellaneous Interests; (iv) any permitted encumbrances, preferential rights of purchase, production sale agreements, unit agreements, processing, treating, transmission or contract operating agreements or provisions for penalties and forfeitures which are required to be included in Schedule "A" pursuant to Clause 1.1(l); and any included Tangibles described in Clause 1.1(s)(i) and any default notices, potential alterations to the Vendor’s interest in the Assets, and outstanding authorities for expenditure to be disclosed to the Purchaser in accordance with Clause 6.1; and

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(b)	Schedule "B", which is a General Conveyance;
(c)	Schedule "C", which is the form of the certificate to be provided pursuant to Article 9 with respect to the truth of a Party’s representations and warranties; and
(d)	Schedule “D”, Overriding Royalty Clarification.
(e)	Schedule “E”, Promissory Note
(f)	Schedule “F”, Expenditure Commitment
(g)	Schedule “G”, Right of First Refusal Agreement
(h)	Schedule “H”, Common Share Issuance
1.3	References

The references "hereunder", "herein" and "hereof" refer to the provisions of this Agreement, and references to Articles, Clauses or Sub-clauses herein refer to Articles, Clauses or Sub-clauses of this Agreement. Any reference to time shall refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force.

1.4	Headings

The headings of the Articles, Clauses, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.5	Singular/Plural/Gender

Whenever the singular or masculine or neuter is used in this Agreement or in the schedules attached hereto, it shall be interpreted as meaning the plural or feminine or referring to a corporation, firm, partnership or body politic and vice versa, as the context requires.

1.6	Use Of Canadian Funds
All references to "dollars" or "$" herein shall refer to lawful currency of Canada.
1.7	Derivatives
Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

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1.8	Interpretation If Closing Does Not Occur

In the event that Closing does not occur, each provision of this Agreement which presumes that the Purchaser has acquired the Assets hereunder shall be construed as having been contingent upon Closing having occurred.

1.9	Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a schedule attached hereto or a Conveyance Document, the provision of the body of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of a Lease or the Regulations, the term or condition of such Lease or the Regulations shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

1.10	Vendor’s Knowledge

The knowledge or awareness of the Vendor herein consists of the actual knowledge or awareness of its current officers and employees who are primarily responsible for the matter in question in the course of their normal duties (other than those employees employed in the field who do not have management responsibilities), after reasonable inquiry of the Vendor’s applicable files and records. For these purposes, knowledge and awareness do not include the knowledge of any third party or constructive knowledge. The Vendor does not have any obligation to make inquiry of third parties or the files and records of any third party or public authority in connection with representations and warranties that are made to its knowledge or awareness.

ARTICLE 2
PURCHASE AND SALE

2.1	Agreement Of Purchase And Sale
The Purchaser agrees to purchase the Assets from the Vendor and the Vendor agrees to sell the Assets to the Purchaser on the terms and conditions set forth herein.
2.2	Purchase Price and Payment
The Purchase Price shall be Two Million Four Hundred Seventy Five Thousand Dollars ($2,475,000) in Canadian Funds, to be paid as follows:

(i)	A cash sum of five hundred thousand dollars CDN ($500,000), of which, an advance of $250,000 has been paid to date.
(ii)

A promissory note for one hundred sixty thousand dollars CDN ($160,000) assigned to Vendor, having an interest rate of the Bank of Canada Prime rate plus 2%, to be paid in full prior to December 31, 2014(Schedule “E”); and

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(iii)

Issuance of common shares of Centor Energy Inc. amounting to a value of one million four hundred thousand sixty five dollars CDN ($1,465,000), based on the average trading value over the previous five days before closing.

(iv)

A formal commitment to apply three hundred fifty thousand dollars CDN ($350,000) to the completion of the Hatch pre-feasibility study and further modified Fischer analysis at Umatac, prior to December 31, 2014, on closing (Schedule “F”).

In determining the Purchase Price, the Parties have taken into account the Purchaser’s assumption of responsibility for the future abandonment and reclamation costs associated with the Assets, as set forth in this Agreement and the Vendor’s release of responsibility therefore.

2.3	Allocation of the Purchase Price
The Purchase Price shall be allocated among the Assets as follows:

To Oil Shale Rights	$2,474,890.00
To Tangibles	100.00
To Miscellaneous Interests	$10.00
Total Purchase Price	$2,475,000.00
Plus 5% goods & services tax	$5.50

2.4	Manner of Payment
All amounts payable pursuant to Article 2 shall be paid by certified cheque, cash or through wire transfer. Common shares will be issued in accordance to Schedule “H”.

ARTICLE 3
CLOSING

3.1	Place Of Closing
Unless otherwise agreed in writing by the Parties, Closing shall take place on the Closing Date at the offices of the Vendor at:
445 708 11th Ave. SW Calgary, AB T2R 0E4

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3.2	Effective Date Of Transfer

The transfer and assignment of the Assets from the Vendor to the Purchaser shall be effective as of the Effective Date, provided Closing occurs and the post closing scheduled payments and commitments are completed. Possession and risk of the Assets, however, shall not pass to the Purchaser until after Closing and completion of scheduled payments and the Vendor shall maintain the Assets on behalf of the Purchaser between the Effective Date and the Closing Date pursuant to the provisions of Article 5.

3.3	Deliveries At Closing
(a)	At Closing, the Vendor shall deliver the following to the Purchaser:

	(i)	a General Conveyance, in the form attached as Schedule "B" which has been prepared by the Vendor and executed by the Vendor;
(ii)

all specific assignments, registrable transfers, novation agreements, trust agreements and other instruments prepared by the Vendor and required to convey the Vendor’s interest in the Assets to the Purchaser, unless and to the extent that the Purchaser allows the Vendor to deliver such documents to the Purchaser at a later date, provided that such documents shall not require the Vendor to assume or incur any obligation, or to provide any representation or warranty, beyond that contained in this Agreement;

(iii)

copies of all consents to disposition and waivers of rights of first refusal obtained by the Vendor with respect to the sale of the Assets to the Purchaser or evidence of the delivery and lapse thereof; and

(iv)

copies of the Vendor’s records, files, reports and data pertaining to the Assets, insofar as such delivery is permitted and required hereunder, unless and to the extent that the Purchaser agrees to allow the Vendor to deliver such records, files, reports and data at a later date.

(a)	At Closing, the Purchaser shall deliver the following to the Vendor:
	(i)	the Purchase Price, any applicable goods and services tax and all other monies payable to the Purchaser at Closing in accordance with Article 2;
	(ii)	a General Conveyance, in the form attached as Schedule "B" which has been executed by the Purchaser;

3.4	Costs Of Registration

The Purchaser shall bear all costs incurred in registering any conveyances of title to the Assets to it and all costs of preparing and registering any further assurances required to convey the Assets to it. The Purchaser shall register all such conveyances promptly after Closing.

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ARTICLE 4
ADJUSTMENTS

4.1	Benefits And Obligations To Be Apportioned
(a)

All benefits and obligations of any kind and nature accruing, payable, paid, received or receivable with respect to the Assets (including, without limitation, maintenance, development, capital and operating costs and payments with respect to the Permitted Encumbrances, proceeds from the sale of production, accounts receivable and incentives accruing pursuant to the Regulations) shall be apportioned, as of the Effective Date, between the Vendor and the Purchaser in accordance with generally accepted accounting principles, subject to the provisions of this Agreement. All costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets prior to the Effective Date shall be borne by the Vendor, notwithstanding that such costs may be payable in whole or in part after the Effective Date.  Subject to the preceding sentence, the Vendor shall be entitled to a credit for all cash call advances, operating funds and similar advances to operators in respect of the Assets which stand to the credit of the Vendor at the Closing Date and which are specifically assigned to the Purchaser.

(b)

Notwithstanding the provisions of Subclause (a), all rentals and all similar payments required to preserve any of the Leases and all taxes (other than income taxes and taxes based on the volume of the production of Petroleum Substances) levied with respect to the Assets shall be apportioned between the Vendor and the Purchaser on a per diem basis as of the Effective Date, unless and to the extent that such apportionment is waived by the Vendor.

(c)	The value of any Petroleum Substances which were produced beyond the wellhead but not sold and in storage or tanks as of the Effective Date shall be credited to the Vendor.
4.2	Adjustments To Accounts
(a)

Subject to Subclauses (b) and (c), a final accounting and adjustment shall be conducted for Closing, based on the Vendor’s and the Purchaser’s good faith estimate of all adjustments to be made for the transactions herein pursuant to this Article. The Vendor shall deliver a written statement to the Purchaser of all proposed final adjustments a reasonable time before closing and shall provide reasonable assistance to the Purchaser as may be required to verify such written statement prior to Closing.

(b)

During the one (1) year period following the Closing Date, the Purchaser may audit the books, records and accounts of the Vendor respecting the Assets, for the purpose of effecting adjustments pursuant to this Article.  Such audit shall be conducted upon reasonable notice to the Vendor at the Vendor’s offices during the Vendor’s normal business hours, and shall be conducted at the sole expense of the Purchaser.  Any claims of discrepancies disclosed by such audit shall be made in writing to the Vendor within two (2) months following the completion of such audit, and the Vendor shall respond in writing to any claims of discrepancies within six (6) months of the receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims of discrepancies disclosed by such audit within two (2) months of the Vendor’s response thereto, such audit exceptions shall be resolved pursuant to Article 8.1.

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(c)

Notwithstanding the preceding Subclauses of this Clause and Clause 11.1, any adjustments established by a joint venture audit or by an audit conducted pursuant to the Regulations or the provisions of the Leases with respect to the payment of royalties shall be made at the time such adjustment is established, with payment being made by the Party required to make payment hereunder within fifteen (15) days of being notified of the determination of the amount owing.

(d)	Any adjustments made hereunder shall constitute an increase or decrease, as the case may be, to the Purchase Price and to the amount allocated to the Oil Shale Rights.

ARTICLE 5
MAINTENANCE OF BUSINESS

5.1	Assets To Be Maintained In Proper Manner
The Vendor shall until Closing:
(a)	continue to maintain the Assets in a proper and prudent manner in accordance with good oilfield practice and the Regulations;
(b)	subject to the provisions of Article 5, pay all costs and expenses relating to the Assets which become due from the Effective Date to the Closing Date;
(c)

perform and comply with all material covenants and conditions contained in the Leases and all other title documents or agreements to which the Assets are subject to the extent that the Vendor has an obligation to do so thereunder; and

(d)

hold the benefits of any insurance policies attributable to the interest of the Vendor in any of the Assets and the proceeds thereof in trust for the Parties as their interests may appear. In the event of loss or damage to any of the Assets for which there are insurance proceeds payable, the Purchaser may elect to take the proceeds of any insurance policies and complete the purchase of the Assets in accordance with the terms of this Agreement or it may elect to terminate this Agreement. If the Purchaser elects to terminate this Agreement, then the Vendor shall be entitled to the benefit of any such insurance proceeds payable.

5.2	Material Commitments
(a)	Until Closing, the Vendor shall not, without the prior written consent of the Purchaser:

(i)	voluntarily assume any obligation or commitment with respect to the Assets, where the Vendor’s share of the expenditure associated with such obligation or commitment is estimated to exceed $10,000.00;

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	(ii)	surrender or abandon any of the Assets;
	(iii)	amend or terminate any agreement or enter into any new agreement respecting the Assets;
(iv)

propose or initiate the exercise of any right (including bidding rights at Crown sales, rights under area of mutual interest provisions and rights of first refusal) or option relative to, or arising as a result of the ownership of the Assets, or propose or initiate any operations on the Lands which have not been commenced or committed to by the Vendor as of the earlier of the date of this Agreement or the Effective Date, if such exercise or option would result in either an obligation of the Purchaser hereunder after the Effective Date or a material adverse effect on the value of any of the Assets;

	(v)	sell, transfer or otherwise dispose of the Assets, or any of them, subject to the provisions of Clause 13.1; or
	(vi)	grant a security interest or any encumbrance with respect to any of the Assets.

However, the Vendor may assume such obligations or commitments and propose or initiate such operations or the exercise of any such right or option without the prior consent of the Purchaser, if the Vendor reasonably determines that such expenditures or actions are necessary for the protection of life or property, in which case the Vendor shall promptly notify the Purchaser of such intention or actions and the Vendor’s estimate of the costs and expenses associated therewith.

(b)

If an operation or the exercise of any right or option respecting the Assets is proposed in circumstances in which such operation or the exercise of such right or option would result in an obligation of the Purchaser pursuant to Clause 5.2(a), the following Clauses shall apply to such operation or the exercise of such right or option (hereinafter referred to as the "Proposal")

(i)	the Vendor shall promptly give notice of the Proposal to the Purchaser, including with such notice the particulars of such Proposal in reasonable detail;
(ii)

the Purchaser shall, not later than twenty-four (24) hours prior to the time the Vendor is required to make its election with respect to the Proposal, advise the Vendor, by notice, whether it wishes the Vendor to exercise its rights with respect to the Proposal on behalf of the Purchaser, provided that failure of the Purchaser to make such election within such period shall be deemed to be an election by the Purchaser to participate in the Proposal;

(iii)	the Vendor shall make the election authorized by the Purchaser with respect to the Proposal within the period during which the Vendor may respond to the Proposal; and
(iv)

 the election by the Purchaser not to participate in any Proposal required to preserve the existence of any of the Assets shall not entitle the Purchaser to any reduction of the Purchase Price in the event that the Vendor’s interest therein is terminated as a result of such election, and such termination shall not constitute a failure of the Vendor’s representations and warranties pertaining to such Assets, notwithstanding Clause 6.3.

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5.3	Restrictions On Purchaser’s Proposal Of Operations

Prior to Closing and except to the extent provided in this Article or permitted under an operating agreement, unit agreement or other agreement to which the Purchaser is a party as of the Effective Date, the Purchaser shall not, without the written consent of the Vendor, propose to the Vendor, or request the Vendor to propose to others, the conduct of any operations on the Lands or the exercise of any right or option respecting the Assets.

5.4	Vendor Deemed Agent Of Purchaser
(a)

Insofar as the Vendor maintains the Assets and takes actions with respect thereto on behalf of the Purchaser pursuant to this Article, the Vendor shall be deemed to have been the agent of the Purchaser hereunder.  The Purchaser ratifies all actions taken by the Vendor or refrained to be taken by the Vendor pursuant to the terms of this Article 5 in such capacity during such period, with the intention that all such actions shall be deemed to be those of the Purchaser.

(b)

Insofar as the Vendor participates in either operations or the exercise of rights or options as the agent of the Purchaser pursuant to this Article, the Vendor may require the Purchaser to secure the costs to be incurred by the Vendor on behalf of the Purchaser pursuant to such election in such manner as may be reasonably appropriate in the circumstances.

(c)

The Purchaser shall indemnify the Vendor and its directors, officers, servants, agents or employees against all liabilities, losses, costs (including legal costs on a solicitor-client basis), claims or damages which the Vendor or its directors, officers, servants, agents or employees may suffer or incur as a result of maintaining the Assets as the agent of the Purchaser pursuant to this Article, insofar as such liabilities, losses, costs, claims or damages are not a direct result of the gross negligence or willful misconduct of the Vendor or its directors, officers, servants, agents or employees. An action or omission of the Vendor or its directors, officers, servants, agents or employees shall not be regarded as gross negligence or willful misconduct, however, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Purchaser.

5.5	Maintenance Of Assets Until Novation is Completed

Following Closing and to the extent that the Purchaser must be novated into operating agreements or other agreements governing any of the Assets, the following provisions shall apply with respect to such Assets from the Effective Date until the novation has been effected:

(a)

the Vendor shall not initiate any operation with respect to the Assets, except upon the written instruction of the Purchaser or if the Vendor reasonably determines that it is required for the protection of life or property, in which case the Vendor may take such actions as it reasonably determines are required without the written instruction of the Purchaser and shall promptly notify the Purchaser of such intention or actions and the Vendor’s estimate of the costs and expenses associated therewith;

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(b)

the Vendor shall forthwith provide to the Purchaser all authorizations for expenditure, notices, specific information and other documents the Vendor receives with respect to the Assets, and shall respond to such authorizations for expenditure, notices, information and other documents pursuant to the written instruction of the Purchaser, if received on a timely basis, provided that the Vendor may (but shall not be obligated to) refuse to follow instructions which it reasonably believes to be unlawful, unethical or in conflict with an applicable contract; and

(c)

the Vendor shall forthwith deliver to the Purchaser all revenues, proceeds and other benefits received by the Vendor with respect to the Assets, less the share of the applicable lessor royalties, operating costs, treating, processing and transportation expenses and those other costs and expenses directly associated with the Assets and the production of Petroleum Substances, provided that the Vendor shall not be permitted to deduct from such revenues, proceeds and other benefits any other costs and expenses it incurs as a result of such delivery to the Purchaser.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARTIES

6.1	Vendor’s Representations And Warranties
Each Party comprising the Vendor represents and warrants to the Purchaser that:
(a)

Standing: it is a corporation, duly organized, valid and subsisting and incorporated under the laws of the Province of Alberta, and is authorized to carry on business in the jurisdiction(s) where the Lands are located;

(b)	Requisite Authority: it has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;
(c)

No Conflict:  the execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i)	any term or provision of the charter, by-laws or other governing documents of it;
(ii)	any agreement, instrument, permit or authority to which the Vendor is a party or by which it is bound; or
(iii)	the Regulations or any judicial order, award, judgment or decree applicable to it or the Assets;

(d)

Execution And Enforceability: it has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Date, it shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement.  This Agreement has been validly executed and delivered by the Vendor, and this Agreement and all other documents executed and delivered on behalf of the Vendor hereunder shall constitute valid and binding obligations of the Vendor enforceable in accordance with their respective terms and conditions;

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(e)	Residency For Tax Purposes: it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);
(f)

No Finders’ Fees: The Purchaser shall not have any responsibility for any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees, if any, incurred by it with respect to the transactions herein;

(g)

Lawsuits And Claims:  With respect to those portions of the Assets which are operated by it, and with respect to all other portions of the Assets to the best of the information, knowledge and belief of the Vendor, there are no unsatisfied judgments, claims, proceedings, actions, governmental investigations or lawsuits in existence, nor to the best of the information, knowledge and belief of it with respect to all of the Assets, are there any contemplated or threatened against or with respect to the Assets or the interest of it therein, and there exists no particular circumstance known to it which it reasonably believes will give rise to such a claim, proceeding, action, governmental investigation or lawsuit;

(h)

Compliance With Leases And Agreements: With respect to those portions of the Assets operated by it, and with respect to all other portions of the Assets to the best of the information, knowledge and belief of it, no act or omission has occurred whereby the Vendor is, or would be, in default under the terms of the Regulations any Lease or any agreement pertaining to the Assets, where such a default would impact materially and adversely upon the Assets, or any of them;

(i)

No Default Notices: Except as has been specifically identified in Schedule "A", it has not received any notice of default under the Leases or any notice alleging its default under any agreement pertaining to any of the Assets, which default has not been rectified as of the date of this Agreement;

(j)

Payment Of Royalties And Taxes: With respect to those portions of the Assets operated by it, and with respect to all other portions of the Assets to the best of the information, knowledge and belief of the Vendor, all royalties and all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, it’s ownership of the Assets, the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom that are payable by it and which accrued prior to the Effective Date have been properly and fully paid and discharged in the manner and at the time prescribed by the Leases and the Regulations;

(k)

Encumbrances: it does not warrant its title to the Assets, but does warrant that the interest of it in the Assets will, on the Closing Date, be free and clear of any and all liens, mortgages, pledges, claims, options, encumbrances, overriding royalties, net profits interests or other burdens created by, through or under it or of which it is actually aware other than the Permitted Encumbrances;

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(l)

No Reduction: The interests of it in the Assets are not subject either to reduction, by reference to payout of a well or otherwise, or to change to an interest of any other size or nature whatsoever by virtue of any right or interest granted by, through or under it except for the Permitted Encumbrances and any such rights and interests identified in Schedule "A".

(m)

Sale Agreements: Except as identified in Schedule "A", the Petroleum and Natural Gas Rights are not subject to any Prepaid Gas Obligations, gas balancing agreement or any agreement for the sale of Petroleum Substances which the Purchaser is required to assume that requires either the sale of more than thirty (30) days of production (without an early termination penalty or other cost) or the delivery of Petroleum Substances to the purchaser thereof without receiving in due course (and being entitled to retain) full payment at current market price or the contract price therefore;

(n)	Environmental Matters: it is not aware of and has not received:

(i)

any orders or directives under the Regulations which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects, with the exception of acquiring a final reclamation certificate from the recent core hole program, which the Vendor assumes responsibility for; and

(ii)

any demand or notice issued under the Regulations with respect to the breach of any environmental, health or safety law applicable to the Assets, including, without limitation, any Regulations respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date;

except as have been specifically disclosed in writing by the Vendor, by notice to the Purchaser prior to the date hereof.

(o)

Authorized Expenditures: There are no outstanding authorizations for expenditure or outstanding financial commitments respecting the Assets, pursuant to which expenditures are or may be required by the Purchaser as a result of the acquisition of the Assets or in respect of which any amount is outstanding, other than as specifically disclosed in Schedule "A" hereto or as may be authorized on behalf of the Purchaser hereunder;

(p)	Area of Mutual Interest: None of the Lands are subject to an agreement which provides for an area of mutual interest, except as specifically identified in Schedule "A";
(q)	Assets Do Not Comprise Substantially All Of Vendor’s Assets: The Assets do not comprise all or substantially all of the its assets;
(r)

Quiet Enjoyment: Subject at all times to the Vendor’s other representations and warranties made pursuant to this Clause, the Permitted Encumbrances and the satisfaction of the obligations required to maintain the Leases in good standing by the applicable lessees, the Purchaser may, for the residue of the term of the Leases, hold and utilize the Assets for the Purchaser’s own use and benefit without any interruption by the Vendor or any other person claiming by, through or under the Vendor;

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(s)

Operating Permits: To the best of the knowledge, information and belief of the Vendor, all applicable government permits, licenses, and approvals for the operation of the Tangibles have been obtained and are in full force and effect;

(t)

Operations:  o the best of the information, knowledge and belief of the Vendor, all wells upon the Lands or any lands pooled or unitized therewith have been drilled and, if completed, completed and operated and, if abandoned, abandoned in accordance with good oil and gas field practices and in accordance with all applicable rules and Regulations and other than those of which the Vendor is aware and which have been disclosed to the Purchaser in writing prior to the execution of this Agreement;

(u)

Drilling of Wells: To the best of the Vendor’s knowledge, information and belief, none of the Leases are subject to any offset obligations (including obligations to drill wells, surrender rights, or pay compensatory royalty) which have not been satisfied;

(v)

Disclosure of Documents: it has complied with the provisions of Clause 7.1 hereof and has produced or caused to be produced all of the records and files of the Vendor containing agreements, instruments and other documents establishing or affecting the title of the Vendor to the Petroleum and Natural Gas Rights.

6.2	Purchaser’s Representations And Warranties
The Purchaser represents and warrants to the Vendor that:
(a)

Standing: The Purchaser is a corporation, duly organized, valid and subsisting under the laws of its jurisdiction of incorporation, and duly registered and authorized to carry on business in the jurisdiction(s) in which the Lands are located;

(b)

Requisite Authority: The Purchaser has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

(c)

No Conflict: The execution and delivery of this Agreement and the completion of the purchase of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with;

(i)	any term or provision of the charter, by-laws or other governing documents of the Purchaser; or
(ii)	the Regulations or any judicial order, award, judgment or decree applicable to the Purchaser;

(d)

Execution And Enforceability:  he Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement and, as of the Closing Date, the Purchaser shall have taken all actions necessary to authorize and complete the purchase of the Assets in accordance with the provisions of this Agreement.  This Agreement has been validly executed and delivered by the Purchaser, and this Agreement and all other documents executed and delivered on behalf of the Purchaser hereunder shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions;

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(e)

No Sales Commission: The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to the transactions herein for which the Vendor shall have any responsibility;

(f)	Investment Canada Act: The Purchaser shall comply with the Investment Canada Act to the extent, if any, that it is applicable to the transactions herein; and
6.3	Survival Of Representations And Warranties

Each Party acknowledges that the other may rely on the representations and warranties made by such Party pursuant to Clause 6.1 or 6.2, as the case may be.  Subject to Clause 5.2(b)(iv), the representations and warranties in Clauses 6.1 and 6.2 shall be true on the Effective Date and on the Closing Date, and such representations and warranties shall continue in full force and effect and shall survive the Closing Date for a period of twelve (12) months, for the benefit of the Party for which such representations and warranties were made.  Other than a claim or action based on the fraud of a Party, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.

6.4	No Merger

The representations and warranties in Clauses 6.1 and 6.2 shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Assets from the Vendor to the Purchaser. There shall not be any merger of any of such representations or warranties in such assignments, conveyances, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

6.5	No Additional Representations Or Warranties By Vendor
(a)

The Vendor makes no representations or warranties to the Purchaser in addition to those expressly enumerated in Clause 6.1. Except and to the extent provided in Clause 6.1, the Vendor does not warrant title to the Assets or make representations or warranties with respect to: (i) the quantity, quality or recoverability of Petroleum Substances respecting the Lands; (ii) any estimates of the value of the Assets or the revenues applicable to future production from the Lands; (iii) any engineering, geological or other interpretations or economic evaluations respecting the Assets; (iv) the rates of production of Petroleum Substances from the Lands; (v) the quality, condition or serviceability of the Assets; or (vi) the suitability of their use for any purpose. Without restricting the generality of the foregoing, but subject always to Clause 6.3, the Purchaser acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of the Vendor’s interests in the Assets and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets.

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(b)

Except with respect to the representations and warranties in Clause 6.1 or in the event of fraud, the Purchaser forever releases and discharges the Vendor and its directors, officers, servants, agents and employees from any claims and all liability to the Purchaser or the Purchaser’s assigns and successors, as a result of the use or reliance upon advice, information or materials pertaining to the Assets which was delivered or made available to the Purchaser by the Vendor or its directors, officers, servants, agents or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for the Vendor, or otherwise in the Vendor’s possession.

ARTICLE 7
PURCHASER’S REVIEW

7.1	Vendor To Provide Access
The Vendor shall, subject to the Regulations and all contractual and fiduciary obligations and limits:
(a)

at the Vendor’s office during normal business hours, provide the Purchaser and its nominees reasonable access to the Vendor’s records, files and documents directly relating to the Assets, for the purpose of the Purchaser’s review of the Assets and the Vendor’s title thereto, including, without limitation, the Leases and applicable operating agreements, unit agreements, overriding royalty agreements and production sale contracts; and

(b)

provide the Purchaser and its nominees with a reasonable opportunity to inspect the Assets at the Purchaser’s sole cost, risk and expense, insofar as the Vendor can reasonably provide such access to the Assets.

ARTICLE 8
ARBITRATION

8.1	Reference To Arbitration
(a)

Insofar as the Parties are unable to agree on any matter which expressly may be referred to arbitration hereunder, either Party may serve the other Party written notice that it wishes such matter referred to arbitration.

(b)

The Parties shall meet within seven (7) days of the receipt of a notice issued pursuant to Clause 8.1(a), to attempt to agree on a single arbitrator qualified by experience, education and training, to determine such matter. If the Parties are unable to agree on the selection of the arbitrator, the Party which issued such notice shall forthwith make application to a judge of the Court of Queen’s Bench of the Province of Alberta pursuant to the Arbitration Act of the Province of Alberta (S.A. 1991, c. A-43.1, as amended from time to time, hereinafter referred to as the "Arbitration Act") for the appointment of a single arbitrator, and failing such action on the part of the Party which issued such notice, the other Party may make such application.

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8.2	Proceedings
(a)

The arbitrator selected pursuant to Clause 8.1 shall proceed as soon as is practicable to hear and determine the matter in dispute, and shall be directed to provide a written decision respecting such matter within forty-five (45) days of appointment. The Parties shall provide such assistance and information as may be reasonably necessary to enable the arbitrator to determine such matter.

(b)	Except to the extent modified in this Article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act.

ARTICLE 9
CONDITIONS TO CLOSING

9.1	Required Consents

It is a condition precedent to Closing that any and all approvals required under the Regulations (including, without limitation, any approval required under the Investment Canada Act) and any and all preferential rights of purchase or similar restrictions shall have been exercised, lapsed or otherwise extinguished and material consents of third parties required to permit the transactions to be completed shall have been obtained or that such approval or consent requirement shall have been waived or otherwise lapsed. Each of the Parties shall use all reasonable efforts to obtain any such consents.  Notwithstanding the foregoing, the Parties acknowledge that the consent of buyers under production sale agreements may not be obtainable until after Closing and that the acquisition of such consents shall not be a condition precedent to Closing.

9.2	Conditions For Benefit Of Purchaser
The obligation of the Purchaser to complete the purchase hereunder is subject to the following conditions precedent:
(a)

No Substantial Damage: There shall have been no damage to or alteration of any of the Assets between the date of this Agreement and the Effective Date, whichever is earlier, and the Closing Date which, in the Purchaser’s reasonable opinion, would materially and adversely affect the value of the Assets, except and to the extent approved in writing by the Purchaser, provided that a change in the prices at which Petroleum Substances may be sold in no event shall be regarded as material damage to or an alteration of the Assets;

(b)

Availability Of Documents: The Vendor shall have provided the nominees of the Purchaser with reasonable access to the Vendor’s records and documents pertaining to the Assets pursuant to Article 7, in order to confirm the Vendor’s title to the Assets;

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(c)

Material Compliance By Vendor: The Vendor shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date;

(d)

Certificate That Representations Are Correct: The Vendor shall have delivered to the Purchaser the certificate of a senior officer of the Vendor, in the form of Schedule "C" and dated as of the Closing Date, to the effect that each of the covenants, representations and warranties contained in Clause 6.1was, as of the Effective Date, and is, as of the Closing Date, true and correct in all material respects, except for those changes thereto which necessarily arise as a consequence of the operation of the provisions of this Agreement, as specifically provided herein; and

(e)

Delivery Of Conveyance Documents: The Vendor shall have delivered to the Purchaser those of the Conveyance Documents described in Clause 3.3(a)(i) executed by the Vendor and those other documents and materials described in Clauses 3.3(a)(ii), 3.3(a)(iii), 3.3(a)(iv), and which are to be provided to the Purchaser at Closing.

9.3	Conditions For Benefit Of Vendor
The obligation of the Vendor to complete the sale hereunder is subject to the following conditions precedent:
(a)

Material Compliance By Purchaser:  The Purchaser shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

(b)

Payment Of Purchase Price: The Purchaser shall have tendered to the Vendor the Purchase Price, the applicable goods and services tax, deemed interest accrued if applicable and any other monies payable by the Purchaser to the Vendor at the Closing in the manner provided for in Article 2 subject to any adjustments provided for in Article 4 and any alteration expressly provided for herein;

(c)

Certificate That Representations Are Correct:  The Purchaser shall have delivered to the Vendor a certificate of a senior officer of the Purchaser, in the form of Schedule "C" and dated as of the Closing Date, to the effect each of the covenants, representations and warranties contained in Clause 6.2 was, as of the Effective Date, and is, as of the Closing Date, true and correct in all material respects; and

(d)	Delivery Of Conveyance Documents: The Purchaser shall have delivered to the Vendor at least one copy of the General Conveyance Document described in Clause 3.3 executed by the Purchaser.
9.4	Waiver Of Conditions

The conditions in Clauses 9.2 and 9.3 are for the sole benefit of the Purchaser and the Vendor respectively. The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party, without prejudice to any of the rights of the Party waiving such condition, including, without limitation, reliance on or enforcement of the representations, warranties or covenants which are preserved and pertain to conditions similar to the condition so waived. The conditions in Clause 9.1 are for the joint benefit of the Vendor and the Purchaser hereunder. Accordingly, neither Party may waive the existence and operation of any preferential right of a third party to purchase any of the Assets nor any required material consent of a third party to the Vendor’s disposition of any of the Assets without the concurrence of the other.

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9.5	Failure To Satisfy Conditions

In the event any of the conditions in Clauses 9.1, 9.2, 9.3 or 9.3, has not been satisfied at or before the Closing Date and such condition has not been waived by the Party for the benefit of which such condition has been included, such Party may by written notice to the other Party, elect without prejudice to any other rights or remedies it may have available to it, to terminate this Agreement or to treat this Agreement as being binding and enforceable. However, a Party may not terminate this Agreement in such manner after Closing, and its remedies thereafter, if any, with respect to the failure to satisfy such condition shall be limited to damages.

9.6	Parties To Exercise Diligence With Respect To Conditions

Each Party shall proceed diligently, honestly and in good faith and use all reasonable efforts with respect to all matters within its control to satisfy the conditions referred to in Clauses 9.1, 9.2, 9.3 or 9.3.

ARTICLE 10
CONFIDENTIALITY

10.1	Purchaser’s Obligation To Maintain Information Confidential

Information respecting the Assets shall be retained in confidence and used only for the purposes of this acquisition, provided that upon Closing, the Purchaser’s rights to use or disclose such information shall be subject only to any operating, unit or other agreements that may apply thereto. Any additional information obtained as a result of such access which does not relate to the Assets shall continue to be treated as confidential and shall not be used by the Purchaser without the prior written consent of the Vendor. However, the restrictions on disclosure and use of information in this Agreement shall not apply to information to the extent it:

(a)	is or becomes publicly available through no act or omission of the Purchaser or its consultants or advisors;
(b)	is subsequently obtained lawfully from a third party, which, after reasonable inquiry, the Purchaser does not know to be bound to the Vendor to restrict the use or disclosure of such information; or
(c)	is already in the Purchaser’s possession at the time of disclosure, without restriction on disclosure.
However, specific items of information shall not be considered to be in the public domain merely because more general information respecting the Assets is in the public domain.

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10.2	Consultants And Advisors Bound

If the Purchaser employs consultants, advisors or agents to assist in its review of the Assets pursuant to Article 7, the Purchaser shall be responsible to the Vendor for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in Clause 10.1.

ARTICLE 11
LIABILITY AND INDEMNIFICATION

11.1	Responsibility Of Vendor
Subject to 11.3 and 11.4 and provided that Closing has occurred, the Vendor shall:
(a)	be liable to the Purchaser for all loses, costs, damages and expenses whatsoever which the Purchaser may suffer, sustain, pay or incur; and
(b)

indemnify and save the Purchaser and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

(i)	as a direct result of any matter or thing arising out of, resulting from or attributable to a representation or warranty contained in Clause 6.1 being inaccurate or untruthful; or
(ii)	as a direct result of any matter or thing arising out of, resulting from or attributable to or connected with the Assets and occurring or accruing prior to the Effective Date;

except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same are caused by the gross negligence or willful misconduct of the Purchaser, its directors, officers, servants, agents, employees or assigns. The indemnity granted by the Vendor herein, however, is not a title warranty and does not provide either an extension of any representation or warranty contained in Clause 6.1 or an additional remedy with respect to the Vendor’s breach of such a representation or warranty. Notwithstanding any provision herein, the liability of the Vendor and the indemnity hereby granted by the Vendor to the Purchaser shall only apply with respect to claims made within twelve (12) months following the Closing Date.

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11.2	Responsibility Of Purchaser
Provided that Closing has occurred, the Purchaser shall:
(a)

be liable to the Vendor for all loses, costs, damages and expenses whatsoever (this specifically includes but is not limited to all loses, costs, damages and expenses whatsoever that results from TransAction’s operations as an agent or in any other capacity for the Purchaser) which the Vendor may suffer, sustain, pay or incur; and

(b)

indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

(i)	as a direct result of any matter or thing arising out of, resulting from or attributable to a representation or warranty contained in Clause 6.2 being inaccurate or untruthful; or
(ii)

as a direct result of any matter or thing arising out of, resulting from or attributable to or connected with the Assets (this specifically includes but is not limited to any matter or thing arising out of, resulting from or attributable to or connected with TransActions operations as an agent or in any other capacity for the Purchaser) and occurring or accruing after the Effective Date;

except any losses, costs, damages, expense, claims, liabilities, actions, proceedings and demands to the extent that the same are caused by the gross negligence or willful misconduct of the Vendor, its directors, officers, servants, agents, employees or assigns. The responsibility prescribed by this Clause, however, does not provide either an extension of any representation or warranty contained in Clause 6.2 or an additional remedy for the Purchaser’s breach of such a representation or warranty.

11.3	Limit On Vendor’s Responsibility

In no event shall the total of the liabilities and indemnities of the Vendor under this Agreement, including, without limitation, any claims relating to its representations and warranties, exceed the Purchase Price.

11.4	Assets Acquired On "As Is" Basis

Notwithstanding the foregoing provisions of this Article, the Purchaser acknowledges that it is acquiring the Assets on an "as is" basis, as of the Effective Date. The Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that the Vendor has provided the Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of the Purchaser (insofar as the Vendor could reasonably provide such access) and that the Purchaser has performed its own due diligence and is not relying upon any representation or warranty of the Vendor as to the title, condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Clause 6.1. Subject to Clause 11.5 and provided that Closing has occurred, the Purchaser further agrees that, as of the Effective Date, it shall:

(a)	be solely liable and responsible for any and all losses, costs, damages and expenses which the Vendor may suffer, sustain, pay or incur; and

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(b)

indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with any environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or any of them or any operations thereon or related thereto whether occurring or accruing before, on or after the Effective Date, including, without limitation, damage from or removal of hazardous or toxic substances, cleanup, well abandonment and reclamation. Once Closing has occurred, the Purchaser shall be solely responsible for all environmental liabilities respecting the Lands, the abandonment of the Wells and the reclamation of the Lands as between the Vendor and the Purchaser, and hereby releases the Vendor from any claims the Purchaser may have against the Vendor with respect to all such liabilities and responsibilities, except for any claims which the Purchaser may have for the breach of a representation or warranty made by the Vendor pursuant to Clause 6.1.  Purchaser shall not be entitled to exercise and hereby waives any rights or remedies the Purchaser now has or may in the future have against the Vendor in respect of such environmental damage or contamination or other environmental problems, whether such rights and remedies are pursuant to common law or statute or otherwise, including without limitation, the right to name the Vendor as a third party to any action commenced by any third party against the Purchaser.

11.5	No Merger Of Legal Responsibilities

The liabilities and indemnities created in this Article shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying any of the Assets from the Vendor to the Purchaser, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, the Regulations or any rule of law or equity to the contrary, and all such rules are hereby waived.

11.6	Substitution And Subrogation

Insofar as is possible, each Party shall have full rights of substitution and subrogation in and to all covenants, representations and warranties by others previously given or made in respect of the Assets or any of them.

11.7	Responsibility Extends To Legal Costs

Notwithstanding any provision to the contrary contained in this Article, references to costs in the liability and indemnification obligations prescribed in this Agreement shall be deemed to include reasonable legal costs on a solicitor-client basis.

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ARTICLE 12
WAIVER

12.1	Waiver Must Be In Writing

No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

ARTICLE 13 ASSIGNMENT

13.1	Assignments Before Closing

Prior to Closing, neither Party may assign its interest in or under this Agreement or to the Assets without the prior written consent of the other Party, except as may be required by the Vendor to comply with its obligations respecting any preferential rights, as provided in Article 7.

13.2	Assignments By Purchaser After Closing

No assignment, transfer or other disposition of this Agreement or all or any portion of the Assets by the Purchaser after Closing shall relieve the Purchaser from its obligations to the Vendor herein. The Vendor shall have the option to claim payment or performance of such obligations from the Purchaser or the assignee or transferee, and to bring proceedings in the event of default against either or all of them, provided that nothing herein shall entitle the Vendor to receive duplicate payment or performance of the same obligation.

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ARTICLE 14
NOTICE

14.1	Service Of Notice

All notices required or permitted hereunder or with respect to this Agreement shall be in writing and shall be deemed to have been properly given and delivered when delivered personally, or when sent from a point within Canada by confirmed facsimile (or by any other like method by which a written and recorded message may be sent), and addressed to the Parties, respectively, as follows:

VENDOR:	1583412 Alberta Ltd 445 708 11th Ave SW Calgary, AB T2R 0E4 Attention : Mr C. W. Chapman, President Email: cwchap@chapeng.ab.ca

PURCHASER:	Centor Energy Inc. 410 708 – 11th Ave SW Calgary, AB T2R 0E4 Attention: Mr. Fred Da Silva, President Email: fred.dasilva51@gmail.com

Any notice or communication sent by personal service, email or other means shall be deemed received when delivery or reception of the transmission is complete except that, if such delivery or transmission is sent on a day other than a Business Day, or on or after 4:00 p.m., such notice or communication shall be deemed to be received on the next Business Day.  Either party may change its address for the purposes of directing a notice in writing of such change to the other Party at its above address.

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ARTICLE 15
PUBLIC ANNOUNCEMENTS

15.1	Approval Required for Press Releases
(a)

The Parties shall cooperate with each other in relaying to third parties information concerning this Agreement and shall receive written approval from the other Party of all press releases and other releases of information prior to publication which approval may be reasonably withheld. However, nothing in this Clause shall prevent a Party from furnishing any information to any governmental agency or regulatory authority or to the public, insofar only as is required by the Regulations or securities laws applicable to such Party, provided that a Party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement a sufficient time prior to its release to enable such other Party to review such draft and advise that Party of any comments it may have with respect thereto.

(b)

Notwithstanding Clause 15.1(a), the Vendor shall be permitted to disclose information pertaining to this Agreement and the identity of the Purchaser, to the extent required to enable the Vendor to fulfill its obligations pertaining to preferential rights of purchase and other third party rights, in accordance with Clause 10.1.

15.2	Signs And Notification To Governmental Agencies

Following Closing, the Vendor may remove any signs which indicate the Vendor’s ownership or operation of the Assets. If the Purchaser will be the operator of the Assets, it shall be the responsibility of the Purchaser to erect or install any signs required by governmental agencies, which pertain to the Assets. In addition, the Purchaser shall be responsible for advising governmental agencies, contractors, suppliers and other affected third parties of the Purchaser’s interest in the Assets, subject to Clause 9.1.

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ARTICLE 16
MISCELLANEOUS PROVISIONS

16.1	Further Assurances

At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfill their respective obligations under this Agreement. The Vendor shall cooperate with the Purchaser as reasonably required to secure execution by third parties of the documents referred to in Clause 3.3(a)(ii).

16.2	Governing Law

This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

16.3	Time
Time shall be of the essence in this Agreement.
16.4	No Amendment Except In Writing
This Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.
16.5	Consequences Of Termination

If this Agreement is terminated in accordance with its terms prior to Closing, then except for the provisions of Article 10 and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, the Purchaser shall promptly return to the Vendor all materials delivered to the Purchaser by the Vendor hereunder, together with all copies of them that may have been made by or for the Purchaser.

16.6	Supersedes Earlier Agreements
This Agreement supersedes all other agreements between the Parties with respect to the Assets and expresses the entire agreement of the Parties with respect to the transactions contained herein.

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16.7	Enurement
Subject to the provisions of Article 13, this Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.
16.8	Counterpart Execution

This Agreement may be executed in counterpart and when each party has executed a counterpart, all counterparts together shall constitute one agreement. This Agreement may also be executed by facsimile.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

1583412 Alberta Ltd. [Original Signed by C.W. Chapman]
C.W. (Charlie) Chapman, President

Centor Energy Inc. [Original Signed by Fred da Silva]
Fred Da Silva, President

Execution page to an Agreement of Purchase and Sale dated June 16, 2014 between 1583412 Alberta Ltd.,as Vendor, and Centor Energy Inc., as Purchaser.

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SCHEDULE A

THIS IS SCHEDULE "A" TO AN AGREEMENT OF PURCHASE AND SALE DATED JUNE 16, 2014 BETWEEN 1583412 ALBERTA LTD.,AS VENDOR, AND CENTOR ENERGY INC., AS PURCHASER.

Part I
LANDS

Title document	Lands	Vendor’s Interest	Encumbrances
Saskatchewan Oil Shale Lease # SH00013 Expiry Date: March 6, 2029	Twp. 47 Rge. 12 W2M: Secs 11-17, 20-29, 32, 33 & 36 (12,850 acres) Oil Shale Rights	55% on all lands	Crown Lessor Royalty applicable to Oil Shale; 2.612% GORR on all lands
Saskatchewan Oil Shale Lease # SH00011 Expiry Date: March 6, 2029	Twp. 47 Rge. 12 W2M: Secs 4-9, 16-21, 28, S/2 & NE/4 29 (8808 acres) Oil Shale Rights	55% on all lands	Crown Lessor Royalty applicable to Oil Shale; 2.612% GORR on all lands

The subject leases are subject to certain Heritage and Wildlife considerations as described on the lease documents.

The purchase and sale will be applied on a prorata basis according to current working interests of the vendors being represented herein as shown below:

	Pre - Sale Int.	Centor Purchased Int.	Post Sale Int.	GORR on Property
OSIC	42.938%	35.424%	7.514%	10% on 26.125% WI
TAOG	11.864%	9.788%	2.076%	0.000%
ChapM	11.864%	9.788%	2.076%	0.000%
Centor	-	-	55.000%	-
	66.667%	55.000%	66.667%	2.6125%

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SCHEDULE B

THIS IS SCHEDULE "B" TO AN AGREEMENT OF PURCHASE AND SALE DATED JUNE 16, 2014 BETWEEN 1583412 ALBERTA LTD.,AS VENDOR, AND CENTOR ENERGY INC., AS PURCHASER.

GENERAL CONVEYANCE

Pasquia Hills Area, Saskatchewan

This Conveyance made this 16thday of June, 2014.

BETWEEN:

1583412 Alberta Ltd.,a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Vendor")

- and -

Centor Energy Inc,a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

WHEREAS the Vendor has agreed to sell and convey the Vendor’s entire right, title, estate and interest in the Assets to the Purchaser and the Purchaser has agreed to purchase and accept all of the Vendor’s right, title, estate and interest in and to the Assets;

THE PARTIES AGREE AS FOLLOWS:

1. Definitions

In this Conveyance, including the recitals, "Agreement" means the Agreement of Purchase and Sale dated June 16, 2014 between the Vendor and the Purchaser. In addition, the definitions provided for in the Agreement are adopted in this Conveyance.

2. Conveyance

The Vendor, for the consideration provided for in the Agreement, the receipt and sufficiency of which is acknowledged by the Vendor, sells, assigns, transfers and conveys the Vendor’s entire right, title, estate and interest in the Assets to the Purchaser, and the Purchaser purchases and accepts such interests from the Vendor, TO HAVE AND TO HOLD the same absolutely, subject to the terms of the Agreement, the Permitted Encumbrances and compliance with the terms of the Leases.

3. Effective Time

This Conveyance is effective as of the Effective Date.

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4. Subordinate Document

This Conveyance is executed and delivered by the Parties pursuant to the Agreement for the purposes of the provisions of the Agreement, and the terms hereof shall be read in conjunction with the terms of the Agreement. The Agreement shall prevail if there is a conflict between the provisions of the Agreement and this Conveyance.

5. Enurement

This Conveyance enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

6. Further Assurances

Each Party shall, after the date of this Conveyance, at the request of the other Party and without further consideration, do all further acts and execute and deliver all further documents which are reasonably required to perform and carry out the terms of this Conveyance.

IN WITNESS WHEREOF the Parties have duly executed this Agreement

1583412 Alberta Ltd. [Original Signed by C.W. Chapman]	Centor Energy Inc. [Original Signed by Fred da Silva]
C.W. (Charlie) Chapman, President	Fred Da Silva, President

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SCHEDULE C

THIS IS SCHEDULE "C" TO AN AGREEMENT OF PURCHASE AND SALE DATED JUNE 16, 2014 BETWEEN 1583412 ALBERTA LTD.,AS VENDOR, AND CENTOR ENERGY INC., AS PURCHASER.

OFFICER’S CERTIFICATE

RE: Article 6 of the Agreement of Purchase and Sale ("Agreement") dated June 16, 2014 between 1583412 Alberta Ltd. as Vendor, and Centor Energy Inc. as Purchaser

Unless otherwise stated, the definitions provided for in the Agreement are adopted in this Certificate.

I, Fred Da Silva President of Centor Energy Inc.(the "Purchaser") hereby certify that as of the date of this Certificate:

1.

Each of the covenants, representations and warranties of the (Purchaser) contained in Article 6 of the Agreement was true and correct in all material respects as of the Effective Date and is true and correct in all material respects as of the Closing Date.

2	This Certificate is made for and on behalf of the (Purchaser) and is binding upon it, and the deponent herein is not incurring and will not incur any personal liability whatsoever with respect to it.
3.	This Certificate is made with full knowledge that the (Purchaser) is relying on the same for the Closing of the transactions contemplated by the Agreement.

IN WITNESS WHEREOF I have executed this Certificate effective as of the Closing Date.

[Original Signed by Fred da Silva]
Fred Da Silva President

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OFFICER’S CERTIFICATE

RE:	Article 6 of the Agreement of Purchase and Sale ("Agreement") dated June 16, 2014 between 1583412 Alberta Ltd. as Vendor, and Centor Energy Inc. as Purchaser
Unless otherwise stated, the definitions provided for in the Agreement are adopted in this Certificate.
I, C.W. (Charlie) Chapman, President of 1583412 Alberta Ltd. (the "Vendor") hereby certify that as of the date of this Certificate:
1.

Each of the covenants, representations and warranties of the (Vendor) contained in Article 6 of the Agreement was true and correct in all material respects as of the Effective Date and is true and correct in all material respects as of the Closing Date.

2.	This Certificate is made for and on behalf of the (Vendor) and is binding upon it, and the deponent herein is not incurring and will not incur any personal liability whatsoever with respect to it.
3.	This Certificate is made with full knowledge that the (Vendor) is relying on the same for the Closing of the transactions contemplated by the Agreement.

IN WITNESS WHEREOF I have executed this Certificate effective as of the Closing Date.

[Original Signed by C.W. Chapman]
C.W. (Charlie) Chapman President

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SCHEDULE D

THIS IS SCHEDULE "D" TO AN AGREEMENT OF PURCHASE AND SALE DATED JUNE 16, 2014 BETWEEN 1583412 ALBERTA LTD.,AS VENDOR, AND CENTOR ENERGY INC., AS PURCHASER.

GROSS OVERRIDING ROYALTY CLARIFICATION

THE ASSETS are partially burdened by a gross overriding royalty (GORR), as specified in an agreement between OSIC and TAOG and Vega, established in May 2007, a summary of which is described below.

i)	interests purchased by OSIC from TAOG and Vega became burdened with a 10% GORR
ii)	a total of 65% was purchased, as above, imposing a 6.5% GORR on total production
iii)	a third party earned a 33.333% interest from OSIC, fully burdened with the 10% GORR
iv)	the interest retained by OSIC (31.667%) is burdened with the 10% GORR.
v)	the interests held by TAOG, CMI and formerly held by Vega are not burdened
vi)	Centors purchase includes 82.5% of the prorata interest held by the parties (55/66.666)
vii)	The full burden on the Assets amounts to 10% on 82.5% of 31.667%; or 2.6125% on total production.

The above GORR is intended be eliminatedthrough a subsequent disposition, at a ceiling value of one hundred thousand dollars per percentage point.

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SCHEDULE E

THIS IS SCHEDULE "E" TO AN AGREEMENT OF PURCHASE AND SALE DATED JUNE 16, 2014 BETWEEN 1583412 ALBERTA LTD.,AS VENDOR, AND CENTOR ENERGY INC., AS PURCHASER.

PROMISSORY NOTE

FOR VALUE RECEIVED, Centor Energy Inc. (the “Maker”), unconditionally promises to pay to the order of Oil Shale International Corp. (OSIC), TransAction Oil and Gas Ventures Inc. (TAOG) and ChapManagement Inc. (CMI), (“ collectively the Holder”), by certified cheque or wire transfer, the principal sum of $160,000, in proportion to the relative share of the interest being purchased.

Principal shall be payable in Canadian legal funds, prior to December 31, 2014, as scheduled below:

OSIC	$103,051.23
TAOG	$28,474.38
CMI	$28,474.38
$160,000.00

Interest will begin to accrue at the Bank of Canada Prime Rate plus 2% per annum, commencing on Closing Date. All payments under this Note shall be applied first to interest then due, if any, and the balance to principal. If the total amount is not paid by the due date, then the Holders interest in the Assets will be restored as to the proportionate amount compared to the Purchase Price, left unpaid.

The Maker agrees to pay to the Holder all costs, expenses and reasonable lawyer and court fees incurred in the collection of sums due hereunder, whether through legal proceedings or otherwise, to the extent permitted by law.

IN WITNESS WHEREOF, I set my hand under seal this 16th day of June, 2014 and I acknowledge receipt of a completed copy of this instrument.

[Original Signed by Fred da Silva]	[Original Signed by Svetlana Simeons]
Fred Da Silva, President	Svetlana Simeons, Witness
Centor Energy Inc

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SCHEDULE F

THIS IS SCHEDULE "F" TO AN AGREEMENT OF PURCHASE AND SALE DATED JUNE 16, 2014 BETWEEN 1583412 ALBERTA LTD.,AS VENDOR, AND CENTOR ENERGY INC., AS PURCHASER.

EXPENDITURE COMMITTMENT

Centor Energy Inc. (“CENTOR”), herebyundertakes, on behalf of itself and Oil Shale International Corp. (OSIC), TransAction Oil and Gas Ventures Inc. (TAOG) and ChapManagement Inc. (CMI), (“collectively the WIP”), to engage services and pay for the completion of the Hatch pre-feasibility study and further core analysis (modified Fischer Analysis) on Pasquia Hills core samples, for an estimated cost of $350,000.

If Centor fails to undertake, complete and pay for the above program prior to December 31, 2014, or such date as otherwise agreed to in writing between the Parties, then the WIP interest in the Assets will be restored as to the proportionate amount compared to the Purchase Price, left unpaid.

IN WITNESS WHEREOF, I set my hand under seal this 16th day of June, 2014 and I acknowledge receipt of a completed copy of this instrument.

[Original Signed by Fred da Silva]	[Original Signed by Svetlana Simeons]
Fred Da Silva, President	Svetlana Simeons, Witness
Centor Energy Inc

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SCHEDULE G

THIS IS SCHEDULE "G" TO AN AGREEMENT OF PURCHASE AND SALE DATED JUNE 16, 2014 BETWEEN 1583412 ALBERTA LTD.,AS VENDOR, AND CENTOR ENERGY INC., AS PURCHASER.

RIGHT OF FIRST REFUSAL

Centor Energy Inc. (the “Grantee”), is hereby granted by Oil Shale International Corp. (OSIC), TransAction Oil and Gas Ventures Inc. (TAOG) and ChapManagement Inc. (CMI), (“collectively the Grantor”), a Right of First Refusal (“ROFR”) on the purchase of the remaining working interest held by the Grantor, as scheduled below (the “Interests”):

OSIC	7.514%
TAOG	2.076%
CMI	2.076%
11.667%

Upon receipt by the Grantor of any offer to purchase the above Interests (the “Offer”) the Grantor must advise the Grantee within 48 hours of receipt of the offer, and the Grantee has the right to purchase the Interests on the same terms as the Offer, for up to 15 days, at which point the ROFR will expire.

IN WITNESS WHEREOF, I set my hand under seal this 16th day of June, 2014 and I acknowledge receipt of a completed copy of this instrument.

[Original Signed by Herb Miller]	[Original Signed by Svetlana Simeons]
Herb Miller, President	Svetlana Simeons, Witness
Oil Shale International Corp.
[Original Signed by C.W. Chapman]
C.W. (Charlie) Chapman, President
TransAction Oil & Gas Venture Inc,and
ChapManagement Inc.

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SCHEDULE H

THIS IS SCHEDULE "H" TO AN AGREEMENT OF PURCHASE AND SALE DATED JUNE 16, 2014 BETWEEN 1583412 ALBERTA LTD.,AS VENDOR, AND CENTOR ENERGY INC., AS PURCHASER

COMMON SHARE ISSUANCE

Pursuant to Item 2.2(iii) of the Agreement, common shares of Centor Energy Inc. will be distributed under the following terms:

i)	The share price is set at $0.05/share;
ii)	The total transaction share value amounts to $1,465,000;
iii)	The total share volume to be issued is 29,300,000;
iv)

Shares are to be distributed in accordance with the proportionate interest conveyed by the working interest participants being represented by 1583412 Alberta Ltd. per Schedule A of the Agreement, as follows:

v)
Oil Shale International Corp. ------------------- 18,871,258
TransAction Oil & Gas Ventures Inc. --------- 5,214,371
ChapManagement Inc. --------------------------- 5,214,371

Common shares of the Purchaser are being issued with the understanding and approval that the above working interest participants intend to elect under Section 85(1). It is understood that there will be a hold on the shares of at least six months and before being eligible to trade.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

1583412 Alberta Ltd.	Centor Energy Inc.
[Original Signed by C.W. Chapman]	Original Signed by Fred da Silva]
C.W. (Charlie) Chapman	Fred Da Silva
President	President

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